Part II
Item 6. (continued)


                                 EXHIBIT 12(b)

                       CHASE PREFERRED CAPITAL CORPORATION
              Computation of ratio of earnings to fixed charges and
                      preferred stock dividend requirements
                      -------------------------------------
                          (in thousands, except ratio)
                                   (Unaudited)


                                                            Three Months Ended
                                                               March 31, 1998
                                                            ------------------

Net income                                                       $  19,016
                                                                 ---------

Fixed charges:
        Advisory fees                                                   63
                                                                 ---------

Total fixed charges                                                     63
                                                                 ---------

Earnings before fixed charges                                    $  19,079
                                                                 =========

Fixed charges, as above                                          $      63

Preferred stock dividend requirements                               11,137
                                                                 ---------

Fixed charges including preferred stock dividends                $  11,200
                                                                 =========

Ratio of earnings to fixed charges and
        preferred stock dividend requirements                         1.70
                                                                 =========

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